EXHIBIT 99.3

NEWS RELEASE

Contact: Cory Olson
Vice President and Treasurer
214-303-3645

P.I. Aquino
Assistant Treasurer
214-303-3437

DEAN FOODS ANNOUNCES 2-FOR-1 STOCK SPLIT

     DALLAS, February 21, 2002 – Dean Foods Company (NYSE: DF) announced today that its Board of Directors has declared a two-for-one split of its common stock. The split will entitle shareholders of record on April 8, 2002 to receive one additional share of common stock for each share held on that date.

     The split will be effected on April 24, 2002. As a result of the split, the total number of shares of common stock outstanding will increase from approximately 44.4 million to approximately 88.8 million.

     Dean Foods Company is one of the nation’s leading food and beverage companies. The company produces a full line of company-branded and private label dairy products such as milk and milk-based beverages, ice cream, coffee creamers, half and half, whipping cream, whipped toppings, sour cream, cottage cheese, yogurt, dips, dressing and soy milk. The company is also a leading supplier of pickles and other specialty food products, juice, juice drinks and water. The company operates over 120 plant in 39 states and 3 countries, and employees more than 30,000 people.